Exhibit 10.26

Confidential

To: Reza Kazerounian	Date: June 28, 018

From: Ravi Vig and Zen Suzuki

Cc: Paul “Chip” Schorr

Subj: Allegro Microsystems Inc. Director Offer

On behalf of Allegro Microsystems, Inc. (AMI), we would like to offer you a position on the AMI Board of Directors effective August 1, 2018, subject to approval by the Shareholders. We also request that you continue to provide advisory services focused on the optimization of the corporation in areas as directed by the major shareholders, the Chairman, or the CEO.

The compensation associated with the position is:

•	$135,000 annualized base fees
•	$18,750 monthly fees for advisory services per the amended Board Executive Advisor Agreement, and
•	12,000 L Shares as previously granted and per the terms of the amended Board Executive Advisor Agreement

The offer acceptance is also contingent upon you signing the amendment to the “Board

Executive Advisor Agreement - Rev 4” entered on 28 September, 2017 (attached).

On behalf of the Shareholders, One Equity Partners and Sanken Electric Co., we would like to welcome you to the Board and look forward to your guidance through our transformation.

Sincerely,

/s/ Ravi Vig	Accepted By,
/s/ Reza Kazerounian
Ravi Vig. - President and CEO	Reza Kazerounian
7-31-18

/s/ Yoshihiro Suzuki
Yoshihiro Suzuki – Chairman of the Board

Date: 7-11-18	Date: 7-3-18